AMENDMENT TO ESCROW AGREEMENT

     This Amendment to the Escrow Agreement (this "Amendment") is made and entered into as of this 26th day of March, 1999, between The Pacific Lumber Company ("PL"), Salmon Creek Corporation ("Salmon Creek") and Citibank, N.A., as Escrow Agent (the "Escrow Agent", and, together with PL and Salmon Creek, the "Parties").

                                 WITNESSETH


     WHEREAS, the Parties are all of the parties to that certain Escrow Agreement dated as of March 1, 1999 (the "Escrow Agreement"); and

     WHEREAS, the Parties now desire to amend the Escrow Agreement to provide for separate escrow sub-accounts for the Escrowed Funds for each Investment Manager (as such capitalized terms are defined in the Escrow Agreement); and

     WHEREAS, the Parties have agreed to amend the Escrow Agreement to reflect such intent.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1.   Amendment.  The Escrow Agreement shall be amended as follows:

          (a) Section 1 of the Escrow Agreement shall be amended to read as follows:

     2. Deposit of Cash. Upon the execution and delivery of this Agreement, Salmon Creek will deliver to the Escrow Agent, all but $15 million of the Cash (such delivery shall be accomplished by depositing such Cash into the account of Salmon Creek at the Escrow Agent, such account a restricted account subject to this Agreement) (the amount of the Cash deposited by Salmon Creek is hereinafter referred to as the "Escrowed Funds"). The Escrow Agent shall acknowledge receipt of the actual amount of the Escrowed Funds deposited by Salmon Creek when such Escrowed Funds have been received by the Escrow Agent. The Escrowed Funds shall be deposited initially into an escrow account in the custody of the Escrow Agent (the "Escrow Account"). In the event that it shall be determined by PL that the Expenses are less than $15 million, PL shall cause Salmon Creek to make an additional deposit (the "Additional Deposit") under this Escrow Agreement in an amount equal to the amount by which $15 million exceeds the actual amount of the Expenses. In the event that all or a portion of that certain property known as the Grizzly Creek grove is sold while this Agreement remains in effect, then PL shall make an Additional Deposit hereunder equal to the net proceeds of such sale. Any Additional Deposit shall be made to the Escrow Account and shall become part of the Escrowed Funds for all purposes of this Agreement.

               When the amount of the uninvested cash in the Escrow Account or in any Sub-Escrow Account (as hereinafter defined) exceeds $25,000 in immediately available funds prior to 1:00 p.m., New York Time, on any date, such cash shall be invested on such date in the AIM Prime Portfolio Private Class Fund, until such time as the Escrow Agent has received written direction from ScoPac to liquidate such investment or has been otherwise directed in writing by Salmon Creek pursuant to Section 2.

               The Escrowed Funds shall remain the property of Salmon Creek (or PL, in the case of the Grizzly Creek deposit) unless and until disbursed pursuant to Section 3 hereof.

          (b) Section 2(a) of the Escrow Agreement shall be amended to read as follows:

     2.   Investment of Escrowed Funds.

          (a) Investment by Investment Managers. From time to time, Salmon Creek may direct that the investment of a portion of the Escrowed Funds (up to a maximum amount equal to the difference between the total amount of the Escrowed Funds minus the Escrowed Funds invested directly by the Escrow Agent pursuant to Section 2(b)), be made in Eligible Investments by one of the investment management institutions listed on Schedule A hereto (collectively, the "Investment Managers") by delivery to the Escrow Agent of a certificate, in the form attached hereto as Annex 1 (an "Investment Request"), signed by Salmon Creek. Investment Requests must be received by the Escrow Agent by 12:15 p.m., New York time. Any Investment Request received by the Escrow Agent after 12:15 p.m., New York time will be deemed to have been received on the next business day. The Escrow Agent shall establish a separate escrow account in the custody of the Escrow Agent in respect of each Investment Manager (each, an "Escrow Sub-Account") and the Escrow Agent shall, upon presentment of a valid Investment Request indicating the specific Escrow Sub-Account, deliver the funds requested in such Investment Request (which shall not be an amount in excess of the purchase price of the securities to be acquired plus customary fees and expenses) out of the Escrowed Funds to the applicable Escrow Sub-Account, and such Escrowed Funds shall only be released from such Escrow Sub-Account by the Escrow Agent against confirmed delivery by such Investment Manager to, and receipt by the Escrow Agent of, certificates or instruments evidencing ownership of the Eligible Investments purchased by such Investment Manager, together with any other required documents. Such securities, certificates, instruments and other documents referred to in the foregoing sentence shall be delivered to and shall be held by the Escrow Agent either directly or through the Federal Reserve/Treasury Book-Entry System for United States and federal agency securities, The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission, or through any other clearing agency or similar depository, and shall be held in respect of the applicable Escrow Sub-Account. The Escrow Agent shall have no duty to determine whether, or to verify that, any investment made pursuant to an Investment Request constitutes an Eligible Investment, except to verify the due execution of the Investment Request.

     2.   Miscellaneous.

          (a) On and after the date this Amendment is executed by the parties hereto each reference in the Escrow Agreement to "this Agreement", "hereunder", "hereof" or words of like import, and each reference to the Escrow Agreement by the words "thereunder", "thereof" or words of like import in any document executed in connection with the Escrow Agreement, shall mean and be a reference to the Escrow Agreement, as amended or otherwise modified by this Amendment. The Escrow Agreement (as amended or otherwise modified by this Amendment) shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

          (b) This Amendment is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the principles thereof relating to conflicts of laws.

          (c) This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first set forth above.

                              THE PACIFIC LUMBER COMPANY

                              By:  /S/ PAUL N. SCHWARTZ
                                   Name:  Paul N. Schwartz
                                   Title:  Vice President

                              SALMON CREEK CORPORATION

                              By:   /S/ PAUL N. SCHWARTZ
                                   Name:  Paul N. Schwartz
                                   Title:  Vice President

                              CITIBANK, N.A., as Escrow Agent

                              By:   /S/ DEBBIE DEMARCO
                                   Name:  Debbie DeMarco
                                   Title:  Assistant Vice President